News Release

For Immediate Release	For Further Information Contact:
January 4, 2008	George Lancaster, Hines
(713) 966-7676
george_lancaster@hines.com

HINES ACQUIRES RENAISSANCE SQUARE IN PHOENIX

Holdings in Firm’s U.S. Core Office Fund Reach 24 Properties

(PHOENIX, AZ) — The Phoenix office of Hines, the international real estate firm, announced today that a subsidiary of Hines U.S. Core Office Fund, L.P. (Core Fund) has acquired Renaissance Square, a two-building office complex totaling 965,508 square feet in Phoenix, from a joint venture between The Pauls Corporation and GE Asset Management. The Core Fund is an investment vehicle organized to acquire a geographically diverse portfolio of core office buildings in the U.S.  Eastdil Secured represented the seller and Hines represented the Core Fund in the transaction. Hines will assume management and leasing responsibilities at the property.

The property is located in the heart of Phoenix’s CBD on a full city block bounded by Adams, Central and Washington streets and 1st Avenue. One and Two Renaissance Square were designed by the architecture firm Emery, Roth & Sons, Inc., and were completed in 1987 and 1989 respectively.  The buildings, which are clad in red granite, are connected by a pedestrian sky bridge. The 492,116-square-foot One Renaissance Square is 25-stories tall.  Parking is provided in a five-level, 606-space subterranean garage adjacent to the building.  Two Renaissance Square contains 473,392 square feet, and is 27 stories tall.  Parking is provided in a six-level, 1,090-space subterranean garage.

The properties are 95 percent leased to a prominent host of tenants including: Quarles & Brady Streich Lang, LLP; Bryan Cave LLP; Ernst & Young; US, LLP; Lewis & Roca LLP; Squire Sanders & Dempsey LLP; and the GSA.

 “With this acquisition, the Hines Southwest Region is firmly entrenched within the Phoenix office market,” said Hines Vice President Travis Overall.  “Renaissance Square is a quality development with an impeccable tenant roster and a superb location in downtown.”

    “The private and public investment occurring in the CBD is overwhelming, said Charles Hazen, president of the Core Fund.  “We firmly believe the CBD will continue to prosper and will remain an area of interest for major tenants to plant their flags.”

Including this acquisition, the Core Fund owns interests in a portfolio of 24 office properties throughout the U.S. consisting of approximately 13.4 million square feet of rentable area.

Hines entered the Phoenix real estate market in 1998 with the development of its mixed-use 24th at Camelback project.  The firm is currently developing 24th at Camelback II.  Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide. The Hines portfolio of projects underway, completed, acquired and managed for third parties includes more than 1,000 properties representing approximately 416 million square feet of office, residential, mixed-use, industrial, hotel, medical, retail and sports facilities, as well as large, master-planned communities and land developments.  With offices in 68 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $19.9 billion, Hines is one of the largest real estate organizations in the world. Visit www.hines.com for more information.